Exhibit 99.1

Worldwide Energy and Manufacturing USA, Inc. Announces First Quarter 2010 Financial Results and Conference Call, Highlighted by Increased Revenues for the Quarter and Net Income Per Share of $0.39

SOUTH SAN FRANCISCO, Calif. and SHANGHAI, CHINA -- (MARKET WIRE) – May 17, 2010 -- Worldwide Energy and Manufacturing USA, Inc. (OTC BB: WEMU) (“Worldwide” or the “Company”), a U.S.-based solar module technology and China manufacturing company specializing in products for customers in the industries of solar energy, aerospace, wireless telecommunications, medical equipment and automotive industries, today announced financial results for its first fiscal quarter ended March 31, 2010.

Jimmy Wang, chairman and chief executive officer of Worldwide, stated:  “Our business model continues to thrive, showcased by our dramatic increase in sales for the first quarter 2010. I am extraordinarily pleased with the progress of our strategic initiatives. The backlog in our solar division remains very strong currently standing at approximately $82 million dollars. We expect another strong showing in the second quarter and continued strength throughout the rest of the year.”

First Quarter Ended March 31, 2010 Highlights

-- Revenues for the first quarter of fiscal year 2010 totaled $30,331,571, an increase of $20,049,704, or 195%, from revenues of $10,281,867 generated in the first quarter of 2009.

-- Net Income attributable to Worldwide for the first quarter of fiscal year 2010 totaled $1,950,735, an increase of 195% from $660,794 in the first quarter of 2009.

-- Basic and diluted net income of $0.39 per share, an increase of 105% from the $0.19 earnings per share achieved in the same period a year ago.

-- Gross profit increased to $3,791,698 from $1,719,067 representing an increase of $2,072,631, or 120.6%, for the three months ended March 31, 2009.

--   The gross profit from Worldwide’s solar division was $2,802,891 for the three months ended March 31, 2010 compared to $986,024 in the same period of 2009.  This represents an increase of $1,816,867 in gross profit for the division, or approximately 184.3%.

--   Solar division revenue increased to $26,211,272 from $6,889,539. This represents an increase of $19,321,733 in revenue from the Company’s Solar Division, or approximately 280.4%, compared to the same period a year ago.

-- Total assets increased to $49,799,392 from $34,650,123 at December 31, 2009, an increase of $15,149,269, or 43.7%

-- Cash and cash equivalents totaled $16,085,154 from $9,180,974, an increase of $6,904,180, or 75.2%, from $9,180,974 at December 31, 2009.

-- Basic and diluted weighted average shares outstanding increased to 5,043,130 from 3,522,933 at March 31, 2009.

Worldwide President Jeff Watson, commenting on the quarter, stated:  “All aspects of the business are coming together as our current sales revenue and future prospects remain very healthy. We anticipate acceptance to a senior exchange in the very near future and we have entered 2010 with the highest run-rate in the Company’s history. We anticipate another record year and will release guidance for the full year after we release our second quarter earnings in August 2010, as this will lend even further visibility to our full year potential. We welcome an open discussion in our conference call regarding every aspect of our business model and the future prospects of the Company.”

Conference Call and Webcast

The Company will hold a conference call to discuss its first quarter 2010 financial results on Tuesday, May 18, 2010 at 11:00 a.m. Eastern time (8:00 a.m. Pacific).

To participate in the call please dial (888) 549-7704, or (480) 629-9858 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found via the Company’s website at http://www.wwmusa.com or alternately at http://viavid.net.

A replay of the call will be available for two weeks from 2:00 p.m. May 18, 2010, EDT until 11:59 p.m. EDT on June 1, 2010. The number for the replay is (800) 406-7325 or (303) 590-3030 for international calls; the passcode for the replay is 4303465. In addition, a recording of the call will be available via the company’s website at http://www.wwmusa.com for one year.

About Worldwide Energy and Manufacturing USA, Inc.

Worldwide Energy and Manufacturing USA, Inc. (http://www.wwmusa.com), headquartered in South San Francisco, California, is a 16-year-old engineering-oriented firm specializing in photovoltaic (PV) module, mechanical, electronics and fiber optic products manufacturing. The company's worldwide customer base includes the industries of solar energy, wireless telecommunications, aerospace, automobiles and medical equipment. Subsidiaries include Shanghai Intech Electro Mechanical Products Co. Ltd., Shanghai Intech Electronics Manufacturing Co. Ltd. and Shanghai Intech Precision Mechanical Products Manufacturing Co. Ltd., located in Shanghai, China.

Forward-looking statements:

The above news release contains forward-looking statements. The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements related to expected market trends and the Company's performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of external factors, uncertainties, business risks, and other risks identified in filings made by the company with the Securities and Exchange Commission. Actual results may differ materially from those indicated by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

{FINANCIAL CHARTS FOLLOW}

WORLDWIDE ENERGY AND MANUFACTURING USA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$16,085,154	$9,180,974
Restricted cash	2,759,444	2,456,040
Accounts receivable, net of allowances of $274,000 and $312,000, at March 31, 2010 and December 31, 2009, respectively	18,391,032	12,239,790
Notes receivable	40,180	40,680
Inventories	5,288,745	4,567,343
VAT tax receivable	484,626	570,615
Advances to suppliers	988,663	488,395
Deferred tax asset	100,000	100,000
Note receivable from officer	-	50,000
Prepaid and other current assets	325,265	363,309
Total current assets	44,463,109	30,057,146

Property and equipment, net	3,712,226	2,968,958
Intangible assets	1,101,000	1,101,000
Goodwill	285,714	285,714
Long term receivable – related party	237,343	237,305
Total assets	$49,799,392	$34,650,123
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$21,544,883	$14,177,570
Accrued expenses	2,197,596	1,895,127
Lines of credit	1,743,750	2,679,167
Warrant derivative liability	6,491,463	1,626,586
Tax payable	616,444	768,289
Due to related parties	1,246,316	1,646,114
Customer deposits	1,215,860	1,254,558
Total liabilities	35,056,312	24,047,411

Commitments and contingencies (Note 3)

Stockholders’ equity
Common stock (No Par Value; 100,000,000 shares authorized; 5,642,567 and 3,671,611 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively; including 1,620,954 shares held in escrow subject to contingent future events as of March 31, 2010)	5,002,079	2,920,372
Retained earnings	8,055,321	6,104,586
Accumulated other comprehensive income	549,702	551,943
Total equity attributable to Worldwide	13,607,102	9,576,901
Non-controlling interest	1,135,978	1,025,811
Total stockholders’ equity	14,743,080	10,602,712
Total liabilities and stockholders’ equity	$49,799,392	$34,650,123

WORLDWIDE ENERGY AND MANUFACTURING USA, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	March 31,
	2010	2009
Revenue
Sales	$30,331,571	$10,281,867
Cost of goods sold	26,539,873	8,562,800
Gross profit	3,791,698	1,719,067

Operating Expenses
Selling, general and administrative expenses	1,934,696	826,155
Management and professional fees paid to stockholders	90,000	90,000
Stock based compensation	12,500	32,120
Depreciation	154,539	73,176
Total operating expenses	2,191,735	1,021,451
Net operating income	1,599,963	697,616

Other Income (expenses)
Interest income	5,443	11,113
Interest expense	(24,541)	(7,602)
Other income	1,260,473	19,405
Exchange gain (loss)	(487,213)	3,965
Total other income	754,162	26,881

Income before income taxes	2,354,125	724,497
Income taxes	(293,374)	(38,546)
Net income	2,060,751	685,951
Less: net income attributable to non-controlling interest	(110,016)	(25,157)
Net income attributable to Worldwide	$1,950,735	$660,794

Earnings per share attributable to Worldwide stockholders:
Basic and diluted earnings per share from continuing operations	$0.39	$0.19
Basic and diluted earnings per share	$0.39	$0.19
Basic and diluted weighted average shares outstanding	5,043,130	3,522,933

WORLDWIDE ENERGY AND MANUFACTURING USA, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income	$2,060,751	$685,951
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	154,539	73,176
Allowance for bad debts – accounts receivable	(38,794)	226,718
Stock based compensation expense	12,500	32,120
Change in warrant derivative liability	(1,229,999)	(18,502)
Provision for warranty	9,730	-
Changes in operating assets and liabilities:
Accounts receivable	(6,108,296)	(4,032,814)
Notes receivable	500	(645,560)
Inventories	(720,960)	(908,147)
VAT tax receivable	86,086	(239,967)
Advance to suppliers	(500,195)	-
Loan receivable - affiliate	-	119,892
Prepaid and other current assets	32,645	39,200
Accounts payable	7,366,684	4,363,837
Accrued expense and acquisition cost payable	280,065	(565,987)
Tax payable	(151,884)	(26,444)
Customer deposits	(38,738)	(831,558)
Net cash provided by (used in) operating activities	1,214,634	(1,728,085)

Cash flows from investing activities:
Capital expenditures	(897,331)	(760,013)
Deposits paid for investment in subsidiaries	-	(285,714)
Restricted cash	(303,404)	-
Net cash used in investing activities	(1,200,735)	(1,045,727)

Cash flows from financing activities:
Net proceeds from issuance of common stock and warrants	8,176,583	-
Repayment of loans payable to shareholders	-	(60,024)
Proceeds of borrowing from related parties	50,000	6,133
Repayment of loans payable to shareholders	(400,000)	-
Net proceeds from lines of credit	-	1,256,251
Repayment of bank loans	(935,417)	-
Net cash flows provided by financing activities:	6,891,166	1,202,360

Effect of exchange rate changes on cash and cash equivalents	(885)	(625)
Net increase (decrease) in cash and cash equivalents	6,904,180	(1,572,077)
Cash and cash equivalents- beginning of period	9,180,974	5,092,476
Cash and cash equivalents- end of period	$16,085,154	$3,520,399

Supplemental disclosure of non cash activities:
Cash paid during the period for:
Interest	$34,036	$39,564
Income tax	$242,000	$35,758

Non-cash investing and financing activities:

During the period ended March 31, 2010, the Company accounted for $6,094,876 of warrants issued in its 2010 Financing as a warrant derivative liability.

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Contact:

At the company:
Worldwide Energy and Manufacturing USA, Inc.
Jeff Watson
650-794-9888
jeffw@wwmusa.com
http://www.wwmusa.com

Investor relations:
Dave Gentry
RedChip Companies, Inc.
Office: (407) 644-4256, Ext. 104
Cell: (407) 491-4498
info@redchip.com
http://www.redchip.com

Alexander Nachman
Specialist
RedChip Companies
(407) 644-4256, Ext. 118
alexn@redchip.com
www.redchip.com

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